SUPPLEMENT
(To Prospectus Supplement dated December 4, 1996)
(To Prospectus Dated July 28, 1996)






                                  $700,000,000
      AMRESCO Residential Securities Corporation Mortgage Loan Trust 1996-5
                    $42,200,000 6.425% Class A-1 Certificates
                    $29,000,000 6.275% Class A-2 Certificates
                    $16,500,000 6.400% Class A-3 Certificates
                    $17,000,000 6.575% Class A-4 Certificates
                    $15,000,000 6.700% Class A-5 Certificates
                    $15,900,000 6.925% Class A-6 Certificates
                    $14,400,000 7.075% Class A-7 Certificates*
              $550,000,000 Class A-8 Adjustable Rate Certificates*
                                   ----------
                           Advanta Mortgage Corp. USA
                         Option One Mortgage Corporation
                                    Servicers
                   AMRESCO RESIDENTIAL SECURITIES CORPORATION
                                    Depositor
                                   ----------












Prudential Securities Incorporated
                                CS First Boston
                                              Goldman, Sachs & Co.

                                                            Morgan Stanley & Co.
                                                                Incorporated








--------------------------------------------------------------------------------

    The date of this Supplement to Prospectus Supplement is January 24, 1997



                                          Delinquencies and Foreclosures
                                              (Dollars in Thousands)

                                               At December 31,                                  At December 31,
                                                    1993                                             1994
                           ---------------------------------------------------------------------------------------------------------
                                                         Percent   Percent                               Percent     Percent
                                 By No.     By Dollar    By No.   by Dollar       By No.     By Dollar     By No.    by Dollar
                                 of Loans    Amount     of Loans   Amount        of Loans     Amount     of Loans     Amount
                           ---------------------------------------------------------------------------------------------------------

Total Portfolio..........       1,233     $146,352         N/A       N/A          6,115      $615,488        N/A         N/A

Period of Delinquency:
   31 - 59 days..........           2         251         .16        .17             32         3,247       .52         .53

   60 - 89 days..........           3         265         .24        .18             17         1,637       .28         .27

   90 days or more.......           2         282         .16        .19             28         3,556       .46         .58
                                    -         ---         ---        ---            ---         -----      ----        ----
Total Delinquent Loans...           7         798         .56        .54             77         8,440      1.26        1.38
Loans in Foreclosure*....           4         415         .32        .28             50         5,328       .82         .87





                                            At December 31,                                      At September 30
                                                  1995                                                 1996

                           ---------------------------------------------------------------------------------------------------------
                                                        Percent    Percent                                  Percent     Percent
                                 By No.      By Dollar   By No.   by Dollar         By No.      By Dollar    By No.    by Dollar
                                 of Loans     Amount    of Loans   Amount           of Loans     Amount     of Loans    Amount
                           ---------------------------------------------------------------------------------------------------------
Total Portfolio..........       12,686    $1,153,199       N/A       N/A         16,100       $1,429,042      N/A         N/A

Period of Delinquency:
   31 - 59 days..........          126        11,364       .99       .99            268           23,441      1.66       1.64

   60 - 89 days..........          87         8,138        .69       .71            126           11,082       .78        .78

   90 days or more.......          294        28,982      2.32      2.51            531           44,629      3.30       3.12
                                   ---     ----------     ----      ----            ---           ------      ----       ----
Total Delinquent Loans...          507        48,484      4.00      4.21            925           79,152      5.74       5.54
Loans in Foreclosure*....          301        28,874      2.37      2.50            496           41,669      3.08       2.92
--------------------

* Loans in foreclosure are also included under the heading "Total Delinquent Loans."





                                                 Real Estate Owned
                                              (Dollars in Thousands)

                                At December 31,          At December 31,       At December 31,       At September 30,
                                      1993                    1994                   1995                  1996
                           ----------------------------------------------------------------------------------------------
                                          By Dollar               By Dollar             By Dollar             By Dollar
                               By No.      Amount      By No.      Amount     By No.      Amount     By No.     Amount
                              of Loans    of Loans    of Loans    of Loans   of Loans    of Loans   of Loans   of Loans
                           ----------------------------------------------------------------------------------------------
Total Portfolio............    1,233      $146,352      6,115     $615,488    12,686    $1,153,199   16,100   $1,429,042
Foreclosed Loans(1)........        0             0         12        1,512        80         7,634      177       17,379
Foreclosed Ratio(2)........        0           .00        .20          .25       .63           .66     1.10         1.22

------------------------

(1) For the purposes of these tables, Foreclosed Loans means the principal balance of mortgage loans secured by mortgaged properties the title to which has been acquired by Option One, by investors or by an insurer following foreclosure or delivery of a deed in lieu of foreclosure.

(2) The Foreclosure Ratio is equal to the aggregate principal balance or number of Foreclosed Loans divided by the aggregate principal balance, or number, as applicable, of mortgage loans in the Total Portfolio at the end of the indicated period.



                                              Loan Loss Experience on
                                         Option One's Servicing Portfolio
                                                 of Mortgage Loans
                                              (Dollars in Thousands)

                                                       Year Ending December 31,
                                    --------------------------------------------------
                                                                                         Nine Months
                                                                                            Ended
                                             1993            1994           1995        September 30,
                                                                                            1996
                                    ---------------------------------------------------------------------

Total Portfolio (1)                        $146,352        $615,488      $1,153,199      $1,429,042
Gross Losses (2)                           $      0        $     17      $    1,291      $    2,249
Recoveries (3)                             $      0        $      0      $        0      $        0
Net Losses (4)                             $      0        $     17      $    1,291      $    2,249
Net Losses as a Percentage of Total
Portfolio (5)                                  0.00%           0.00%           0.11%           0.21%

-----------------------------------
(1) "Total Portfolio" on the date stated above is the principal balances of the mortgage loans outstanding on the last day of the period.
(2) "Gross Losses" are actual losses incurred on liquidated properties for each respective period. Losses are calculated after repayment of all principal, foreclosure costs and accrued interest to the date of liquidation.
(3) "Recoveries" are recoveries from liquidation proceeds and deficiency judgments.
(4)      "Net Losses" means "Gross Losses" minus "Recoveries."
(5)      For the Nine  Months  Ending  September  30,  1996,  "Net  Losses  as a
         Percentage of Total Portfolio" was annualized by multiplying "Net Losses" by 1.33 before calculating the Percentage of "Net Losses as a Percentage of Total Portfolio."

         The following tables set forth, as of December 31, 1993, 1994, 1995 and September 30, 1996 certain information relating to the delinquency experience (including imminent foreclosures, foreclosures in progress and bankruptcies) of one- to four-family residential mortgage loans included in Option One's entire servicing portfolio (which portfolio includes mortgage loans originated by Option One and mortgage loans that are subserviced for others) at the end of the indicated periods. The indicated periods of delinquency are based on the number of days past due on a contractual basis. No mortgage loan is considered delinquent for these purposes until it is one month past due on a contractual basis. Such tables restate PHMC's performance statistics relating only to the non-conforming mortgage loans previously subserviced by Option One. Such servicing was subsequently transferred to Option One.



                                          Delinquencies and Foreclosures
                                              (Dollars in Thousands)

                                               At December 31,                                  At December 31,
                                                    1993                                             1994
                           ---------------------------------------------------------------------------------------------------------
                                                        Percent    Percent                                Percent    Percent
                                 By No.     By Dollar    By No.   by Dollar       By No.     By Dollar     By No.    by Dollar
                                 of Loans    Amount     of Loans   Amount        of Loans      Amount     of Loans     Amount
                           ---------------------------------------------------------------------------------------------------------

Total Portfolio..........       1,233    $146,352          N/A       N/A          6,115      $615,488       N/A         N/A

Period of Delinquency:
   31 - 59 days..........           2         251         .16        .17             32         3,247       .52         .53
   60 - 89 days..........           3         265         .24        .18             17         1,637       .28         .27
   90 days or more.......           2         282         .16        .19             28         3,556       .46         .58
                                    -         ---         ---        ---            ---         -----      ----        ----
Total Delinquent Loans...           7         798         .56        .54             77         8,440      1.26        1.38
Loans in Foreclosure*....           4         415         .32        .28             50         5,328       .82         .87





                                            At December 31,                                      At September 30
                                                  1995                                                 1996

                           ---------------------------------------------------------------------------------------------------------
                                                        Percent    Percent                                 Percent     Percent
                                 By No.      By Dollar   By No.   by Dollar         By No.      By Dollar   By No.    by Dollar
                                 of Loans     Amount    of Loans   Amount           of Loans     Amount    of Loans    Amount
                           ---------------------------------------------------------------------------------------------------------
Total Portfolio..........       14,625    $1,367,031       N/A       N/A           17,763     $1,614,210     N/A         N/A

Period of Delinquency:
   31 - 59 days..........          161        16,501      1.10      1.21              302         28,320     1.70        1.75

   60 - 89 days..........          104        10,117       .71       .74              150         14,392      .84         .89

   90 days or more.......          388        40,275      2.65      2.95              638         58,686     3.59        3.64
                                   ---     ----------     ----      ----              ---         ------     ----        ----
Total Delinquent Loans...          653        66,893      4.46      4.90             1,090       101,398     6.14        6.28
Loans in Foreclosure*....          388        38,985      2.65      2.85              604         58,874     3.40        3.40

--------------------
* Loans in foreclosure are also included under the heading "Total Delinquent Loans."




                                                 Real Estate Owned
                                              (Dollars in Thousands)

                        At December 31,            At December 31,             At December 31,    At September 30,
                             1993                        1994                       1995                1996
                    -----------------------------------------------------------------------------------------------
                                 By Dollar                    By Dollar                 By Dollar          By Dollar
                       By No.     Amount       By No.          Amount         By No.     Amount    By No.   Amount
                      of Loans   of Loans     of Loans        of Loans       of Loans   of Loans  of Loans of Loans
                    -----------------------------------------------------------------------------------------------
Total Portfolio.....   1,233     $146,352       6,115         $615,488        14,625   $1,367,031  17,763  $1,614,210
Foreclosed Loans(1).       0            0          12            1,512           100        9,632     268     27,186
Foreclosed Ratio(2).       0          .00         .20              .25           .68          .70    1.51       1.68




------------------------
(1) For the purposes of these tables, Foreclosed Loans means the principal balance of mortgage loans secured by mortgaged properties the title to which has been acquired by Option One, by investors or by an insurer following foreclosure or delivery of a deed in lieu of foreclosure.

(2) The Foreclosure Ratio is equal to the aggregate principal balance or number of Foreclosed Loans divided by the aggregate principal balance, or number, as applicable, of mortgage loans in the Total Portfolio at the end of the indicated period.


                                                  Loan Loss Experience on
                                             Option One's Servicing Portfolio
                                                     of Mortgage Loans
                                                   (Dollars in Thousands)


                                                          Year Ending December 31,
                                            ----------------------------------------------------
                                                                                                   Nine Months Ended
                                                                                                     September 30,
                                                   1993              1994             1995               1996
                                            ---------------------------------------------------------------------------

Total Portfolio (1)                              $146,352          $615,488        $1,367,031         $1,614,210
Gross Losses (2)                                 $      0          $     17        $    1,506         $    3,002
Recoveries (3)                                   $      0          $      0        $        0         $        0
Net Losses (4)                                   $      0          $     17        $    1,506         $    3,002
Net Losses as a Percentage of Total
 Portfolio (5)                                       0.00%             0.00%             0.11%              0.25%

-----------------------------------
(1) "Total Portfolio" on the date stated above is the principal balances of the mortgage loans outstanding on the last day of the period.
(2) "Gross Losses" are actual losses incurred on liquidated properties for each respective period. Losses are calculated after repayment of all principal, foreclosure costs and accrued interest to the date of liquidation.
(3) "Recoveries" are recoveries from liquidation proceeds and deficiency judgments.
(4)      "Net Losses" means "Gross Losses" minus "Recoveries."
(5)      For the Nine  Months  Ending  September  30,  1996,  "Net  Losses  as a
         Percentage of Total Portfolio" was annualized by multiplying "Net Losses" by 1.33 before calculating the Percentage of "Net Losses as a Percentage of Total Portfolio."



         General

         There can be no assurance that the delinquency experience of the Mortgage Loans originated by Option One (the "Option One Loans") will correspond to the delinquency experience of Option One's mortgage portfolio set forth in the foregoing tables. See "The Portfolio of Mortgage Loans -- General" herein. The statistics shown above represent the delinquency experience for Option One's residential mortgage servicing portfolio only for the periods presented, whereas the delinquency experience on the Option One Loans will depend on the results obtained over the life of such Option One Loans. Option One's residential mortgage servicing portfolio includes mortgage loans with a variety of payment, credit and other characteristics (including geographic location) which may not be representative of the payment, credit and other characteristics of the Option One Loans. Option One has limited default information with respect to the mortgage loans originated under the Underwriting Guidelines and is unable to predict the delinquencies and foreclosures that might be expected with respect to the Option One Loans. See "Risk Factors -- Risk of Higher Delinquencies Associated with Underwriting Guidelines" herein. If the residential real estate market should experience an overall decline in property values, the actual rates of delinquencies and foreclosures could be higher than those previously experienced by Option One. In addition, adverse economic conditions may affect the timely payment by Mortgagors of scheduled payments of principal and interest on the Option One Loans and accordingly, the actual rates of delinquencies and foreclosures with respect to the Mortgage Loan Pool. Notwithstanding anything to the contrary herein, Option One makes no representation as to accuracy of any information contained herein except for the information provided under the heading "The Servicers-Option One Mortgage Corporation."

         No industrywide data is available for mortgage loans for mortgagors with less than FNMA credit quality. See "The Portfolio of Mortgage Loans -- Guidelines" herein.

                                 USE OF PROCEEDS

         The Depositor will sell the Initial Mortgage Loans to the Trust concurrently with delivery of the Certificates. Net proceeds from the sale of the Class A Certificates will be applied by the Depositor to the purchase of the Initial Mortgage Loans from the Seller, to the deposit of the Original Pre-Funded Amount in the Pre-Funding